Exhibit 99.2

Company Contact:
Jingwei International Limited
Cao Wei
Tel: +86-755-8631-9430
Email: weicao@jingweicom.com
www.jingweicom.com

Jingwei International Limited Announces Receipt of “Go Private” Proposal

Shenzhen, China, January 6, 2012 /PRNewswire/ — Jingwei International Limited (NASDAQ: JNGW) ("Jingwei" or “the Company"), a leading provider of data-mining, interactive marketing and software services in China, today announced it has received a proposal from George (Jianguo) Du, Chairman and CEO of the Company, for a “going private” transaction designed to eliminate Jingwei’s status as a public company in the U.S..

Mr. Du owns 41.1% of Jingwei’s common shares. According to the proposal letter, he would ask the Board of Directors to consider a reverse stock split transaction that would include a reverse split at a 1-for-50,000 share ratio followed by a cancellation of all fractional shares below one whole share at a per share price of $1.56. To the extent necessary to finance the proposed transaction, he is willing to provide funding to Jingwei at a price of $1.56 per share to fund the cancellation of fractional shares following a reverse split in order to effect the going-private transaction, which would be financed solely through available personal funds.

The board of directors cautions Jingwei’s shareholders and others considering trading in its securities that it has only received the proposal and that no decisions have been made by the board of directors with respect to the Company’s response to the proposal.  There can be no assurance that any definitive offer will be made, that any agreement will be executed or that this or any other transaction will be approved or consummated.  The board of directors has formed a special committee of independent directors to consider the proposal.  The committee has retained independent financial advisors to assist it in its work.

About Jingwei International Limited:

Jingwei International Limited ("Jingwei") has established a leading position in China in data mining, interactive marketing and software services.  To capitalize on China’s rapid growth on mobile, Internet and e-Commerce applications, Jingwei has focused on new data mining offerings that encompass interactive marketing, bundled mobility solutions and mobile value added services.  The Company’s software services include business intelligence, billing, customer relationship management and decision support solutions for Chinese telecom operators and power companies.

Business Risks and Forward-Looking Statements

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